Exhibit 10.54

BUNGE

Mr. Thomas M. Boehlert

[ADDRESS]

[ADDRESS]

December 7, 2016

Dear Thomas,

1.              Offer and Position

We are very pleased to extend an offer of employment to you for the position of Executive Vice President and Chief Financial Officer of Bunge Limited (the “Company”). You will report directly to the Chief Executive Officer of Bunge. You will assume the role of Chief Financial Officer on January 1, 2017. This offer of employment is subject to the terms and conditions set forth in this letter and are conditioned on your satisfactory completion of certain requirements, as more fully explained below. We are looking forward to having you on the team leading this very important area of the Company and helping to further Bunge’s growth and profitability.

2.              Start Date

Subject to satisfaction of the conditions described in this letter, your anticipated start date is December 8, 2016 (the “Start Date”).

3.              Duties

In your capacity as Executive Vice President and Chief Financial Officer, you will perform such duties and responsibilities that are commensurate with your positions and such other duties as may be assigned to you from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, consistent with your role as a senior executive officer of the Company. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, you may perform charitable and community activities and, subject to the Board’s prior written approval, serve on the boards of other entities (public or private), provided that none of these activities interferes with the performance of your duties under this letter or creates a conflict of interest.

4.              Location

Your principal place of employment will be at our corporate headquarters in White Plains, New York, subject to business travel as needed to fulfil your employment duties and responsibilities.

5.              Base Salary

During your employment with the Company, you will be entitled to receive a base salary (“Base Salary”) at a rate of $680,000 per annum, payable in arrears in substantially equal installments in accordance with the Company’s payroll practices, as in effect from time to time. Any adjustments in Base Salary shall be made by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion; provided, however, that such Base Salary may be increased but not decreased.

6.              Transition Expenses

You will be paid a one-time lump sum amount of $30,000 within 30 days following the Start Date to cover transition expenses (“Transition Payment”). If your employment is terminated by the Company for Cause (as defined below) or if you resign your employment without Good Reason (as defined below) prior to the first anniversary of the Start Date, you agree to repay the gross amount of the Transition Payment within 30 days following your termination date.

To the extent permitted by applicable law, you authorize the Company to deduct from any amount due to you, including your final paycheck and any severance benefits, the Transition Payment subject to repayment. If such deductions are insufficient to reimburse the Company for the full amount owed, you will remain personally liable for the remaining balance.

7.              Annual Bonus Program

Beginning in 2017, you will be eligible to participate in the Company’s Annual Incentive Plan (or such successor plan) (the “AIP”). Your target bonus opportunity will be 100% of your Base Salary, with a maximum pay out opportunity of 250% of your target bonus opportunity. Actual payments will be determined based on a combination of Company and individual performance goals achieved against the applicable performance goals established by the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its discretion, for the performance period. Your annual bonus opportunity will be subject to the terms and conditions of the AIP (including timing of payments).

In the case of your death or Disability (as defined in the AIP), you will be eligible to receive a pro rata portion of the annual bonus under the AIP for the calendar year in which you terminate employment due to death or Disability based on (i) the Company and individual performance goals achieved for the applicable performance period and (ii) a fraction where the numerator is the number of days in the fiscal year through your termination date and the denominator is the total number of days in the fiscal year, payable at the time that bonuses are payable to AIP participants generally.

8.              Long Term Incentive Program

You will also be eligible for consideration for an annual equity award under the Company’s 2016 Equity Incentive Plan (or such successor plan) (the “EIP”). The aggregate value of the award on the grant date will be established annually by the Compensation Committee, in its discretion, based on a competitive analysis of Bunge’s peer companies and such other factors as determined by the Compensation Committee. Awards are typically granted in the form of stock options and performance based restricted stock units during the first quarter of each calendar year. For the award that will be made in 2017, the target aggregate value of your award on the grant date will be $1,800,000.

As soon as practicable following the Start Date, you will receive a one-time equity award of 8,500 performance based restricted stock units (the “One Time Equity Award”). The award will be subject to the terms and conditions of the EIP and the applicable award agreement (substantially in the form of the award agreement previously provided to you, with no material adverse changes to you) and will vest on March 1, 2019, subject to the satisfaction of the Company based performance objectives set forth in the award agreement.

Notwithstanding the forgoing, unless specifically prohibited by the EIP, in the event of (i) the occurrence of a Change of Control (as defined in the EIP) and (ii) a termination of your employment by the Company without Cause or by you for Good Reason on or before the two year anniversary of the occurrence of a Change of Control (the “Change of Control Treatment”):

(a)                     Any restrictions imposed on outstanding RSUs (as defined in the EIP), if any, will be deemed to have expired;

(b)                     With respect to all outstanding Performance Units (as defined in the EIP) and other performance-based awards, the Compensation Committee (i) shall determine the greater of (x) the payout at the target number of Performance Units granted for the entire Performance Period (as defined in the EIP) and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of your termination without Cause or resignation for Good Reason, in either case, after giving effect to the accumulation of Dividend Equivalents (as defined in the EIP), and (ii) shall pay to you the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the date of your termination without Cause or resignation for Good Reason (as applicable). Payment shall be made in cash or in shares, as determined by the Compensation Committee, in its discretion, on the 60th calendar day following the date of your termination of employment with the Company;

(c)                      All outstanding and unvested Options and SARs (as such terms are defined in the EIP) shall become immediately exercisable; and

(d)                     Any restrictions imposed on any outstanding and unvested Other Awards (as defined in the EIP) shall be deemed to have expired.

In the event of a Change of Control, any or all outstanding Awards (as defined in the EIP) may be assumed or replaced by the successor entity. In the alternative, the successor entity may substitute equivalent Awards that include the Change of Control Treatment or provide substantially similar consideration to you as was provided to shareholders of the Company (after taking into account the existing provisions of the Awards), which substantially similar consideration shall include the Change of Control Treatment. In the event such successor entity refuses to assume, replace or substitute Awards, on the terms provided above, pursuant to a Change of Control, then notwithstanding any other provision in the EIP to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Awards immediately prior to the Change of Control and then such Awards will terminate. In addition, in the event such successor entity refuses to assume, replace or substitute Awards, on the terms above, the Compensation Committee will notify you in writing that such Awards will be exercisable for a reasonable period of time determined by the Compensation Committee in its discretion, and such Awards will terminate upon the expiration of such period. Awards need not be treated similarly in a Change of Control.

9.              Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s U.S. based senior executives, subject to the terms and conditions of such plans and programs. The Company will provide you with a description of the plans and programs separately. You will be entitled to paid time-off leave in accordance with the Company’s policies in effect from time to time (for 2017, you will be eligible for 35 paid time-off days). You will also be entitled to the fringe benefits and perquisites that are generally made available to the Company’s U.S. based senior executives in accordance with the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. In addition, the Company will provide you with coverage under the Company’s customary director and officer indemnification arrangements, subject to applicable law.

10.            Severance Benefits

If your employment is terminated by the Company without Cause or by you for Good Reason, subject to your execution of a release of claims in form and substance reasonably satisfactory to both you and the Company that becomes irrevocable not later than the 60th calendar day following the date of your termination of employment (the “Release”), you will be eligible to receive the following: (i) a lump sum severance payment equal to 12 months of your then prevailing Base Salary, plus your target annual bonus opportunity for the year in which the termination of employment occurs, payable on the date of the Company’s first payroll following the 60th calendar day of the date of your termination of employment; and (ii) a pro rata portion of the annual bonus under the AIP for the calendar year in which you terminate employment based on (a) the Company and individual performance goals achieved for the applicable performance period and (b) a fraction where the numerator is the number of days in the fiscal year through your termination date and the denominator is the total number of days in the fiscal year, payable at the time that bonuses are payable to AIP participants generally.

For purposes of this offer letter, “Cause” means the termination of your employment with the Company because of:

(i)                                     any willful act or omission or any act of gross negligence that constitutes a material breach by you of this letter;

(ii)                                  any willful and continued failure or refusal by you to substantially perform the duties required of you;

(iii)                               your conviction of, or a plea of nolo contendere to, a felony, under U.S. law or applicable state law or any similar offense under non-U.S. law, or any misdemeanor or similar offense under non-U.S. law involving moral turpitude (other than any traffic-related offense);

(iv)                              any willful commission of an act of fraud, forgery, theft, misappropriation or embezzlement; or

(v)                                 any other willful misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company;

provided, however, that, if an event of Cause relates to clauses (i) or (ii) above, the Company may not terminate your employment for Cause unless (a) the Company first gives you notice of its intention to terminate and of the grounds for such termination within 90 days following such event and (b) you have not, within 30 days following receipt of such notice, cured such Cause in a manner that is reasonably satisfactory to the Compensation Committee, or in the event such Cause is not susceptible to cure within such 30-day period, the Compensation Committee reasonably determines that you have not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter.

For purposes of this offer letter, “Good Reason” means your resignation of employment with the Company because of (without your consent):

(a)                                 a failure by the Company to pay material compensation due and payable to you in connection with your employment;

(b)                                 a material diminution of your duties, responsibilities or positions from those set forth in Paragraph 3;

(c)                                  the occurrence of acts or conduct on the part of the Company, its officers, representatives or stockholders that prevent you from, or substantially hinder you in, performing your duties or responsibilities pursuant to Paragraph 3; or

(d)                                 if immediately prior to a Change of Control Period your principal place of employment is located within the metropolitan New York area, any relocation during the Change of Control Period at the request of the Company of your principal place of employment to a location outside of the metropolitan New York area (for purposes of this letter, a “Change of Control Period” shall mean (i) the period occurring on the date of a Change of Control (as defined in the EIP) and continuing for 24 months thereafter and (ii) to the extent that you are terminated without Cause within the 12-month period immediately prior to the date of a Change of Control and there is a reasonable basis to conclude that such termination was at the request or direction of any person acquiring control of the Company in such Change of Control, the 12-month period immediately prior to the date of such Change of Control);

provided, however, that no event or condition in clauses (a), (b) and (c) above will constitute Good Reason unless (i) you give the Company written notice of your objection to such event or condition within 90 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to you within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, you reasonably determine that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) you resign your employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).

11.       Restrictive Covenants.

As a condition of your employment and the benefits set forth in this letter, you agree and acknowledge that you will be subject to the restricted covenants set forth in the EIP award agreement applicable to your equity awards (including the One-Time Equity Award).

During and after your employment with the Company, you will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company or any former or current member of the Company and its subsidiaries. The Company will reimburse you for all reasonable costs and expenses incurred in connection with your performance under this paragraph, including all reasonable attorneys’ fees and costs.

12.       Withholding

Any amounts paid to you as an employee of the Company will be subject to all applicable withholdings and deductions.

13.       Share Ownership Requirements

You will be required to comply with the Company’s share ownership requirements as in effect from time to time. A summary of the guidelines currently in effect is attached hereto as Attachment A.

14.       At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

15.       Section 409A

This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each instalment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this letter, if payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a “specified employee” (as defined by Section 409A), then such payment will not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Nothing in this letter will be construed as a guarantee of any particular tax treatment to you. You will be solely responsible for the tax consequences with respect to all amounts payable under this letter, and in no event will the Company have any responsibility or liability if this letter does not meet any applicable requirements of Section 409A.

16.       Clawback

Any amounts payable under this letter will be subject to any policy (whether currently in existence or later adopted) established by the Company that provides for the clawback or recovery of compensation.

17. Amendment.

This letter may only be amended or modified by a written agreement executed by the parties to this letter or their respective successors or legal representatives.

18. Governing Law

This letter shall be subject to the laws of the state of New York, without regard to conflict of law principles. The parties to this letter agree that any litigation or other proceeding commenced by either party shall be commenced in the federal or state courts of White Plains, New York.

19. Entire Agreement.

This letter and the referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

20. Contingent Offer

This offer is contingent upon:

(a)         Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

(b)         Satisfactory completion of reference checks and a background investigation.

(c)          Successful completion of a drug screen.

This offer will be withdrawn if any of the above conditions are not satisfied.

21. Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will immediately inform the Company about any such restrictions and provide the Company with all relevant information, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.

Thomas, I am delighted that you will be assuming the role of Executive Vice President and Chief Financial Officer. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. Should you have any questions do not hesitate to call me.

Sincerely,

/s/ Deborah Borg

Deborah Borg
Chief Human Resources Officer

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Thomas Boehlert

Signed	/s/ Thomas Boehlert

Date	12/7/16

Attachment A

BUNGE LIMITED

SHARE OWNERSHIP GUIDELINES

To better align the personal interest of senior management with the interests of Bunge’s shareholders, the Board has established share ownership guidelines. The guidelines detail the minimum amount of Bunge common shares senior executives should hold. The guidelines took effect in 2005, and are required to be met within five years of their effective date or, if later, from when the individual initially joins the Executive Committee.

The guidelines are based on a multiple of the executive’s base salary. For Bunge’s Chief Executive Officer, the guideline is six times base salary. For executives reporting directly to the Chief Executive Officer, the guideline is three times base salary.

Shares deemed to be owned for purposes of the share ownership guidelines include shares owned directly by the executive, hypothetical share units held under Bunge’s deferred compensation plans, 50 percent of the value of unvested time based restricted stock units and 50 percent of the difference between the exercise price and the fair market value of Bunge’s common shares for vested, in-the-money stock options. Unvested stock options and unearned performance-based restricted stock units do not count towards achievement of the guidelines.

Senior executives are required to hold 50 percent of the net shares they acquire through Bunge’s long-term incentive plans (such as stock options or restricted stock units) until the guideline is met, 100 percent if the guideline has net been met following the expiration of the five-year accumulation period.